UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2014
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd., Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 14, 2014, Associated Materials, LLC (the “Company”) issued a press release announcing the departure of Paul Morrisroe as Senior Vice President and Chief Financial Officer of the Company and the appointment of Scott Stephens as Executive Vice President and Chief Financial Officer of the Company. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.
(b) Effective October 14, 2014, Mr. Morrisroe resigned from his position as Senior Vice President and Chief Financial Officer of the Company and from various affiliates and subsidiaries thereof. The Company has agreed, for purposes of Mr. Morrisroe’s Employment Agreement, dated as of February 27, 2012, to treat Mr. Morrisroe’s resignation in the same manner as if he were terminated without “Cause”.
(c) Effective October 14, 2014, the board of directors (the “Board”) of the Company appointed Mr. Stephens, 45 years old, as Executive Vice President and Chief Financial Officer of the Company and various affiliates and subsidiaries thereof. Before joining the Company, Mr. Stephens served as Vice President and Chief Financial Officer of A.M. Castle & Co., a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, from 2008 to 2014, as Chief Financial Officer of Lawson Products, Inc., an industrial distributor of maintenance and repair products from 2006 to 2008, and as Senior Vice President, Finance and Accounting, of Lawson Products from 2004 to 2006.
Employment Agreement
On October 14, 2014, the Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Stephens, pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Financial Officer.
Pursuant to the Employment Agreement, Mr. Stephens will receive an annual base salary of $425,000 and a one-time signing bonus of $225,000, and is eligible for an annual bonus with a target bonus opportunity equal to 75% of his base salary and a maximum bonus opportunity equal to 300% of the target bonus amount. The Company will reimburse Mr. Stephens for certain amounts in connection with his travel and temporary living expenses and his relocation to the Northeast Ohio area within 9 months of his employment commencement date.
If Mr. Stephen’s employment is terminated by the Company other than for cause (and not due to disability or death), he will be entitled to (i) his base salary for twelve months, payable in equal installments, (ii) his incentive bonus, pro-rated for the year in which such termination occurs and (iii) continued medical and dental benefits at the same cost as applicable for active employees for up to twelve months. The severance benefits are subject to Mr. Stephen’s execution of a general release in favor of the Company and its affiliates and his continued compliance with the restrictive covenants in the Employment Agreement.
Pursuant to the Employment Agreement, Mr. Stephens will be subject to restrictions on competition and solicitation of employees and customers during his employment with the Company and for a period of two years thereafter. The Employment Agreement also contains customary confidentiality, invention assignment and non-disparagement covenants. A copy of the Employment Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Option Agreements
Associated Materials Group, Inc., the indirect parent company of the Company (“Parent”), is expected to, subject to the approval of its compensation committee, enter into stock option agreements for time-based vesting options (the “Time Option Agreement”) and performance-based vesting options (the “Performance Option Agreement”) with Mr. Stephens pursuant to which he will be granted nonqualified stock options to purchase shares of Parent’s common stock (“Common Stock”) pursuant to Parent’s 2010 Stock Incentive Plan. The time-based vesting options will be subject to time-based vesting over a five-year period, and the performance-based vesting options will be subject to performance-based vesting conditions based on the attainment of annual adjusted EBITDA goals over a five-year period. All of the performance-based vesting options and a portion of the time-based vesting options will have an exercise price equal to the grant date fair market value of the underlying shares of Common Stock, and the remaining portion of the time-based vesting options will have an exercise price equal to $10.00 per share. The shares of Common Stock acquired upon the exercise of such stock options will be subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth anniversary of the date of grant. Parent expects to grant Mr. Stephens an option to purchase any part or all of an aggregate number of 600,000 shares of Common Stock pursuant to the Time Option Agreement and 150,000 shares of Common Stock pursuant to the Performance Option Agreement.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of October 14, 2014, by and between Associated Materials, LLC and Scott Stephens.
99.1	Press Release, dated October 14, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	October 14, 2014	By:	/s/ Brian C. Strauss
Brian C. Strauss
President and Chief Executive Officer